                                                                     EXHIBIT 2.1

                             UNIT PURCHASE AGREEMENT


         THIS UNIT PURCHASE AGREEMENT (the "Agreement") is made and entered as of November 10, 2004, by and among SECOND JAMES CORPORATION, a South Dakota corporation (the "Seller"), DESERT CAPITAL REIT, INC., a Maryland corporation ("Desert Capital"), and DESERT CAPITAL TRS, INC., a Delaware corporation (the "Purchaser").

                                    RECITALS

         A. Seller is currently the owner of 100% of the issued and outstanding shares of Consolidated Mortgage Corporation, a Nevada corporation ("CMC").

         B. Prior to the Initial Closing Date (as defined below), Seller will, through a series of steps to be determined by Seller in its sole discretion, restructure the operations of CMC into a South Dakota limited liability company to be known as Consolidated Mortgage, LLC (the "LLC") (or a similar name if that name is not available). Hereinafter, this restructuring shall be referred to as the "Restructuring."

         C. The ownership interests of the LLC shall be denominated as Units, and will consist of Units with voting and management rights ("Voting Units") and Units without any voting and management rights whatsoever ("Non-Voting Units"), with most of the Units to be Non-Voting Units.

         D.       Desert Capital is the sole stockholder of the Purchaser.

         E. The Purchaser desires to acquire all of the Units from Seller, and the Seller desires to sell the Units to the Purchaser, all on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing recitals and in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1
                                Purchase and Sale

         Section 1.1 Purchase of the Units. Subject to the terms and conditions set forth herein, the Seller hereby agrees to sell, transfer, assign and deliver to the Purchaser all of the Units, and the Purchaser hereby agrees to purchase all of the Units.

         Section 1.2 Purchase Price. As consideration for the sale and transfer of all of the Units as provided for in Section 1.1, and the other promises, covenants and agreements set forth hereunder and subject to the terms and conditions set forth herein, the Purchaser hereby agrees to pay to the Seller $9,000,000 in cash and issue 450,000 shares of common stock of Desert Capital, par value $0.01 per share (the "Desert Capital Common Stock"), as described in the prospectus of Desert Capital REIT, Inc. dated July 16, 2004 (the "Prospectus") (collectively, the "Purchase Price").

         Section 1.3 Payment of the Purchase Price. The Purchase Price shall be paid to the Seller as follows:

         (a) On the Initial Closing Date (as hereinafter defined), the Purchaser shall issue to the Seller 337,500 shares of Desert Capital Common Stock (the "Initial Shares"); and

         (b) Until such time as the Seller has received the entire Purchase Price, on the first business day of each calendar month following the Initial Closing Date, (each, a "Subsequent Closing Date"), the Purchaser shall pay (each a "Subsequent Payment") to the Seller the lesser of (i) 19% of the Purchase Price or (ii) an amount equal to 19% of the consolidated assets of the Desert Capital (excluding the value of any Units then owned by the Purchaser) as of the business day immediately preceding the applicable Subsequent Closing Date. The Subsequent Payments shall be first made by the delivery of shares of Desert Capital Common Stock until such time as the Purchaser shall have delivered to the Seller under this Agreement in the aggregate 450,000 shares of Desert Capital Common Stock and thereafter each Subsequent Payment or portion thereof shall be payable in cash.

         Section 1.4 Closing of Purchase and Delivery of Units. The initial closing (the "Initial Closing") shall take place on the first business day following the later of (a) the date the parties receive the requisite approval from the Commissioner of Mortgage Lending of the State of Nevada (the "Nevada Commissioner") for the sale by the Seller to the Purchaser of all Units as contemplated by this Agreement and (b) the date on which the Restructuring is complete (the "Initial Closing Date"). The Initial Closing shall take place at the offices of the Purchaser, 2357-A Renaissance Drive, Las Vegas, Nevada 89119, on the Initial Closing Date or at such other time or place as may be mutually agreed upon by the parties. Each Subsequent Payment shall be delivered on the Subsequent Closing Date as directed by Seller from time to time pursuant to written notice thereof being delivered to the Purchaser as provided in Section
5.8. Seller may request that cash payments of Purchase Price be paid by wire transfer. Seller shall have no obligation to deliver to Units to Purchaser until the applicable payment of Purchase Price is received.

         Section 1.5 Seller's Obligations at Closings. At the Initial Closing, the Seller shall deliver to the Purchaser Non-Voting Units equal in number to 25% of the outstanding Units of the LLC then outstanding. Concurrently with the receipt of each Subsequent Payment, the Seller shall deliver to the Purchaser Units evidencing a percentage of the Units then outstanding equal to 100% multiplied by a fraction, the numerator of which is the amount of the applicable Subsequent Payment and the denominator of which is the Purchase Price. Non-Voting Units shall be transferred before Voting Units, and all Voting Units must be transferred at once. All Units delivered by Seller shall be subject to the repurchase option described in Section 1.7 until the last Subsequent Closing Date.

         Section 1.6 Purchaser's Obligations at Closings. At the Initial Closing, the Purchaser shall deliver to the Seller certificate(s) evidencing the Initial Shares in such denominations and in such names as the Seller shall request in writing. On each Subsequent Closing Date, the Purchaser shall deliver to the Seller cash and/or shares of Desert Capital Common Stock as described in Sections 1.3 and 1.4 above. Certificate(s) for Desert Capital Common Stock shall be in such denominations and in such names as the Seller shall request in writing. All shares of Desert Capital Common Stock delivered to the Seller pursuant to this Agreement shall be immediately transferable by Seller, subject to the terms of the legend below. Each of the certificates evidencing shares of Desert Capital Common Stock shall have imprinted on them a legend indicating such shares were issued pursuant to an exemption from registration under the federal securities laws as set forth below:

         THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR SO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

         Section 1.7 Repurchase Option. This Agreement shall be null and void if the Initial Closing Date does not occur on or before March 31, 2005. If at any time after the Initial Closing Date, the Purchaser fails to remit any Subsequent Payment on a Subsequent Closing Date, and such failure continues for a period of 15 days following the delivery of a written notice of such failure by the Seller to the Purchaser, or if Purchaser fails to acquire all Units within one year following the date hereof, the Seller shall be entitled (but shall not be required) to repurchase the Units previously acquired by the Purchaser hereunder by delivering to the Purchaser in the form received by Seller (i.e., shares of Desert Capital Common Stock, regardless of value, or cash) that portion of the Purchase Price paid by the Purchaser to the Seller prior to such default.

         Section 1.8 Management Agreement. Not later than 10 days following the date of this Agreement, the Seller shall cause CMC and/or the LLC to enter into a management agreement (the "Management Agreement") with Burton Management Company, Ltd. relating to the management of the mortgage broker business currently conducted by CMC upon terms and conditions satisfactory to such parties.

         Section 1.9 Assignment Agreement. Not later than 10 days following the date of this Agreement, the Seller and the Purchaser shall enter into an assignment agreement (the "Assignment Agreement") pursuant to which the Purchaser shall transfer all Units previously acquired to the Seller in the event the Seller exercises its repurchase option under Section 1.7 hereof. The Assignment Agreement shall be held by an escrow agent mutually agreeable to the parties pursuant to an escrow agreement to be entered into prior to the Initial Closing Date.

                                    ARTICLE 2
             Representations and Warranties and Agreements of Seller

         Seller hereby represents and warrants to Desert Capital and the Purchaser that:

         Section 2.1 Title to the Units. Following the completion of the Restructuring, the Seller will be the beneficial owner of the Units, and own the Units free and clear of all liens, claims, pledges, security agreements, options, equities, charges, encumbrances or restrictions. The Units will be the only securities (debt, equity or derivative) of the LLC outstanding.

         Section 2.2 Organization, Qualifications and Corporate Power. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota. CMC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Seller has (or will have on the Initial Closing Date) the corporate power and authority to own and hold its assets, including the Units, and to carry on its business as now or at the Initial Closing Date conducted. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to sell and to deliver the Units. On the Initial Closing Date, the LLC will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Dakota and will have the power and authority to own and hold its assets and to carry on the business now conducted by CMC. CMC has and the LLC will have on the date the Restructuring commences the authority to conduct the Restructuring.

         Section 2.3 Restructuring. The Restructuring shall be completed within 30 days following the date of this Agreement. On the Initial Closing Date, the LLC (i) will have equity capital of at least $250,000, (ii) will own all operating assets of the mortgage broker business currently conducted by CMC, and
(iii) will have no liabilities unrelated to the business currently conducted by CMC other than those existing on the date hereof. Any equity capital in excess of $250,000 in the LLC immediately prior to the Initial Closing Date may be removed by Seller at or prior to the Initial Closing.

         Section 2.4 Operations. The parties agree, and the Management Agreement with Burton Management Company, Ltd. shall provide, that the operations of CMC and the LLC shall be conducted in accordance with past practices of CMC from the date hereof through the date of the last transfer of Units hereunder. The parties acknowledge that a distribution of all profits of the LLC from and after the date of the Initial Closing (or the immediately preceding Subsequent Closing
Date) shall be made (pro rata based on the number of Units then owned by each party) at or immediately prior to each Subsequent Closing.

         Section 2.5 Authorization of Agreement. The execution and delivery by Seller of this Agreement, the performance by the Seller of its obligations hereunder, including the sale and delivery of the Units, have been duly authorized by all requisite corporate action and do not and will not violate any provision of law, any order, judgment or decree of any court or other agency of government or regulatory authority, the Articles or the Bylaws of the Seller or CMC; provided that Seller makes no warranty that the Purchaser will be able to secure the regulatory approvals necessary to complete the transactions described herein.

         Section 2.6 Government Authorizations; Third Party Consents; No Breach. Except as provided in this Agreement, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind is necessary or required in connection with the execution, delivery, performance or enforcement against the Seller of this Agreement or the transfer of the Units as contemplated hereby, except for any consents that have already been obtained or federal and state securities filings, if any, which have been or will be timely filed by Desert Capital and the Purchaser in accordance with applicable law prior to the Initial Closing Date. The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate, result in the breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material agreement to which Seller may be bound, or (ii) result in the creation or imposition of any lien upon the Seller or any of the assets owned by it.

         Section 2.7 Enforceability. This Agreement constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to or affecting the enforcement of creditor rights; laws and judicial decisions regarding indemnification for violations of federal securities laws; and the availability of specific performance or other equitable remedies.

         Section 2.8 No Other Warranties. Except as expressly stated herein, Seller makes no warranties, representations or covenants whatsoever concerning the financial condition or operations of CMC or the LLC. The parties acknowledge that Todd Parriott, who is an officer of Desert Capital, is fully familiar with the financial condition and operations of CMC to date and will remain so from and after the date hereof directly or indirectly through Burton Management Company, Ltd. As such, except as expressly stated herein, Purchaser will acquire the Units "as is" and with all faults.

                                    ARTICLE 3
       Representations and Warranties of Desert Capital and the Purchaser

         Desert Capital and the Purchaser hereby represent and warrant to the Seller that:

         Section 3.1 Organization, Qualifications and Corporate Power. Desert Capital is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Desert Capital and the Purchaser has the corporate power and authority to own and hold its assets and to carry on its business as now conducted. Each of Desert Capital and the Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement, including the power and authority to acquire and hold the Units to be acquired pursuant to this Agreement.

         Section 3.2 Authorization of Agreement. The execution and delivery by each of Desert Capital and the Purchaser of this Agreement and the performance by each of Desert Capital and the Purchaser of its obligations hereunder, including the delivery of the Purchase Price, have been duly authorized by all requisite corporate action and do not and will not violate any provision of law, any order, judgment or decree of any court or other agency of government or regulatory authority, the charter or the bylaws of either Desert Capital or the Purchaser.

         Section 3.3 Governmental Authorizations; Third Party Consents; No Breach. Except as provided in this Agreement, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind is necessary or required in connection with the execution, delivery, performance or enforcement against Desert Capital and the Purchaser of this Agreement or the acquisition or ownership of the Units as contemplated hereby, except for any consents that have already been obtained or federal and state securities filings, if any, which have been or will be timely filed by Desert Capital and the Purchaser in accordance with applicable law prior to the Initial Closing Date. The execution, delivery and performance by Desert Capital and the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate, result in the breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material agreement to which either Desert Capital or the Purchaser may be bound, or (ii) result in the creation or imposition of any lien upon Desert Capital or the Purchaser or any of the assets owned by them.

         Section 3.4 Enforceability. This Agreement constitutes a valid and binding obligation of both Desert Capital and the Purchaser, enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to or affecting the enforcement of creditor rights; laws and judicial decisions regarding indemnification for violations of federal securities laws; and the availability of specific performance or other equitable remedies.

         Section 3.5 Desert Capital Common Stock. The Desert Capital Common Stock shall be as described in the Prospectus, which description has not been materially modified or revoked since July 16, 2004. Except as set forth in Supplement No. 1 to the Prospectus, since July 16, 2004, there has been no change in the financial condition, operations, business, properties or prospects of Desert Capital other than changes that individually or in the aggregate could not reasonably be expected to have a material adverse effect on Desert Capital or the Purchaser, the financial condition thereof, or the validity or enforceability of this Agreement.

                                    ARTICLE 4
                              Conditions to Closing

         Section 4.1 Conditions Precedent to Obligations of Desert Capital and Purchaser. The obligations of Desert Capital and Purchaser to effect any Closing hereunder shall be subject to the fulfillment on or before the applicable Closing Date of each of the following conditions:

         (a) Status as of Closing Date. At and as of the each Closing Date hereunder:

                  (i) The representations and warranties of Seller contained in this Agreement shall be true in all material respects as though made at and as of the applicable Closing Date; and

                  (ii) Seller shall, in all material respects, have performed and satisfied or otherwise complied with, or caused such performance and satisfaction of and compliance with, all covenants, terms and conditions required by this Agreement to be performed and satisfied or otherwise complied with by Seller on or prior to the applicable Closing Date.

         (b) Regulatory Approvals. All requisite approvals or waivers thereof shall have been received from applicable regulatory authorities.

         (c) No Action to Prevent Consummation. No decision of any court awarding substantial damages or penalty against any of the parties or affiliates thereof in connection with the transactions contemplated hereby shall have been rendered, and no action or proceeding before any court seeking such damages or penalty or a preliminary or permanent injunction or other order to prevent the consummation of the transactions contemplated hereby shall be pending.

         Section 4.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment on or before the applicable Closing Date of each of the following conditions:

         (a) True Representations and Warranties. All representations and warranties of Desert Capital and Purchaser contained in this Agreement shall be true in all material respects as though made at and as of the applicable Closing Date, and Desert Capital and Purchaser shall have performed and satisfied in all material respects all covenants, terms and conditions required by this Agreement to be performed and satisfied by Desert Capital and Purchaser on or prior to the applicable Closing Date.

         (b) Securities Laws and Regulatory Approvals. All applicable requirements of federal and state securities law have been compiled with by Desert Capital to date and all requisite approvals or waivers shall have been received from applicable regulatory authorities. No supplement to the Prospectus shall have disclosed an item or items, above or in the aggregate, that could reasonably be expected to have a material adverse effect on Desert Capital or the Purchaser, the financing condition thereof, or the validity or enforceability of this Agreement.

         (c) No Action to Prevent Consummation. No decision of any court awarding substantial damages or penalty against any of the parties or affiliates thereof in connection with the transactions contemplated hereby shall have been rendered, and no action or proceeding before any court seeking such damages or penalty or a preliminary or permanent injunction or other order to prevent the consummation of the transactions contemplated hereby shall be pending.

         (d) Transfer of Purchase Price. Purchaser shall have transferred to Seller the applicable portion of the Purchaser Price.

         (e) Restructuring. The Restructuring shall have been completed prior to the Initial Closing Date.

         (f) Opinion of Counsel. Seller shall have received an opinion of counsel for the Purchaser that all required securities filings for the consummation of this Agreement have been made on or prior to the Initial Closing Date.

                                    ARTICLE 5
                                     General

         Section 5.1 Amendments, Waivers and Consents. This Agreement may not be amended, except in a written document signed by the Seller, Desert Capital and the Purchaser. No waiver of any provision of this Agreement shall be effective unless made in a writing or writings signed by the party to be bound thereafter.

         Section 5.2 Delivery of Filings. As soon as practicable, following the date of this Agreement, Desert Capital shall provide Seller with copies of all filings and correspondence made with or received from the Nevada Commissioner prior to the date hereof relating to the consummation of the transactions contemplated by this Agreement, and shall provide Seller with copies of all such filings and correspondence made or received following the date hereof up to and including the Initial Closing Date within one business day of the making or receipt thereof. Desert Capital shall provide Seller with copies of all supplements to the Prospectus filed with the Securities and Exchange Commission within two business days of the filing thereof until the final Subsequent Closing Date.

         Section 5.3 Registration Rights. Except as provided below, if, at any time on or after the date which is six months following the date Desert Capital's initial Registration Statement on Form S-3 is declared effective by the Securities and Exchange Commission, the holders of at least 25% of all shares of Desert Capital Common Stock issued pursuant to this Agreement (the "Registerable Shares") submit a written request to Desert Capital to register such shares for resale, Desert Capital shall file a Registration Statement on Form S-3 covering the resale of all then outstanding Registerable Shares (the "Resale Registration Statement"). Notwithstanding the foregoing, if at the time of receipt of such written notice, Desert Capital is then engaged in an underwritten public offering or, in the opinion of the directors of Desert Capital, such a filing would require the premature disclosure of a development involving Desert Capital, Desert

Capital may delay the filing of such Resale Registration Statement for a period of up to 90 days from the date of receipt of such written notice.

         Section 5.4 Survival; Assignability of Rights. All representations and warranties of the parties made in this Agreement will survive the sale and delivery of the Units for a period of two (2) years from the final Subsequent Closing Date. All agreements made in this Agreement will survive the final Subsequent Closing Date, and will bind and inure to the benefit of the parties hereto and their respective successors and assigns until the expiration of the applicable statute of limitations.

         Section 5.5 Further Assurances. The Seller agree to execute and deliver all agreements, assignments and assurances and do all such other acts and things reasonably requested by the Purchaser to confirm the Purchaser's rights, title and interest in, to or under the Units, and both parties shall take such further actions reasonably requested to carry out the transactions contemplated by this Agreement.

         Section 5.6 Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

         Section 5.7 Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF.

         Section 5.8 Notices. Except as specifically provided herein, all notices and other communications hereunder shall be in writing and shall be deemed to be duly received (a) on the date given if delivered personally, (b) one day after sent by overnight delivery or facsimile providing confirmation of receipt of delivery or (c) on the third business day after mailing if sent by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i)     If to Seller:         Frank L. Farrar
                                       Second James, Inc.
                                       600 Main Street
                                       Britton, SD 57430
                                       Facsimile: 605-448-2203

                 With copy to:         Catherine A. Tanck
                                       Davenport, Evans, Hurwitz & Smith, L.L.P.
                                       206 West 14th Street
                                       Sioux Falls, SD 57104
                                       Facsimile: 605-335-3639

         (ii)    If to Desert Capital
                 or Purchaser:         Todd B. Parriott
                                       Desert Capital REIT, Inc.
                                       2357-A Renaissance Drive
                                       Las Vegas, NV 89119
                                       Facsimile: 702-921-5158

                 With copy to:         Kenneth L. Betts
                                       Locke Liddell & Sapp LLP
                                       2200 Ross Avenue, Suite 2200
                                       Dallas, Texas 75201
                                       Facsimile: 214-756-8743

         Section 5.9 Severability. If any provision of this Agreement is held invalid under applicable law, such provision will be ineffective to the extent of such invalidity, and such invalid provision will be modified to the extent necessary to make it valid and enforceable. Any such invalidity will not invalidate the remainder of this Agreement.

         Section 5.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties and shall supersede any prior agreements.

         Section 5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be taken to be an original, but such counterparts will together constitute one document.

         Section 5.12 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         Section 5.13 Arbitration. If any dispute shall arise among the parties with respect to this Agreement and such dispute cannot be resolved by the parties within twenty (20) business days of one party giving notice to the other that it wishes to resolve a dispute, such dispute shall be exclusively and finally settled by binding, non-appealable arbitration conducted before a three-person arbitration panel in accordance with the Commercial Arbitration Rules of the American Arbitration Association and final judgment on the award rendered by the arbitration panel shall be entered in any court or tribunal of competent jurisdiction. Any such arbitration proceeding shall be held in Las Vegas, Nevada.

         Section 5.14 Expenses. Each of the parties hereto shall bear all of its own costs and expenses associated with the negotiation and execution of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, legal and accounting fees and expenses.

         Section 5.15 Desert Capital Guaranty. Desert Capital hereby fully and unconditionally guarantees the performance of the Purchaser hereunder, together with all expenses of and reasonable attorneys' fees incurred by reason of default by the Purchaser. Notice of the acceptance of this guaranty, of nonpayment or other nonperformance, or protest, demand or other remedy available hereunder is expressly waived. Desert Capital hereby expressly consents to an extension hereunder without notice. This guaranty is binding upon Desert Capital and its successors and assigns and shall inure to the benefit of the Seller and its successors and assigns.

         Section 5.16 Time of Essence. Time is of the essence to this Agreement.

         Section 5.17 Binding Effect. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by either party, in whole or in part, without the prior written consent of the other party, and any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon and inure to the benefit of, the successors and permitted assigns of the parties hereto.

         The undersigned have executed this Agreement as of the day and year first written above.

                                        SELLER:

                                        SECOND JAMES CORPORATION,
                                        a South Dakota corporation


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------
                                        Address:   600 Main Street
                                                   Britton, SD  57430
                                        Facsimile: (605) 448-2203

                                        DESERT CAPITAL REIT, INC.,
                                        a Maryland corporation


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------
                                        Address:   2357-A Renaissance Drive
                                                   Las Vegas, Nevada 89119
                                        Facsimile: (702) 921-5158

                                        PURCHASER:

                                        DESERT CAPITAL TRS, INC.
                                        a Delaware corporation


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------
                                        Address:   2357-A Renaissance Drive
                                                   Las Vegas, Nevada 89119
                                        Facsimile: (702) 921-5158